    As filed with the Securities and Exchange Commission on October 11, 2002

                                            Registration Statement No. 333-62498

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          UCI MEDICAL AFFILIATES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               Delaware                                 59-2225346
   (State or Other Jurisdiction of          (I.R.S. Employer Identification No.)
    Incorporation or Organization)

                                4416 Forest Drive
                         Columbia, South Carolina 29206
                                 (803) 782-4278

   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                               Jerry F. Wells, Jr.
  Chief Financial Officer and Executive Vice President of Finance, UCI Medical
                                Affiliates, Inc.
                                4416 Forest Drive
                         Columbia, South Carolina 29206
                                 (803) 782-4278

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                    Copy to:
                              C. Jones DuBose, Jr.
                       Nexsen Pruet Jacobs & Pollard, LLC
                                1441 Main Street
                                P.O. Drawer 2426
                               Columbia, SC 29201
                                 (803) 540-2086
                              (803) 253-8277 (Fax)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

         If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box: [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [_]

                                _______________

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          UCI MEDICAL AFFILIATES, INC.

                        2,901,396 Shares of Common Stock

       We will not receive any of the proceeds from any sale of these shares by MainStreet, the selling shareholder, but we have agreed to bear the expense of registering these shares by this prospectus.


       Our common stock is traded in the over-the-counter market. The bid and ask prices of our common stock on October 10, 2002, were $.33 and $.49 per share, respectively. Our common stock was last traded on October 4, 2002, at $.48 per share.


       Investing in our common stock involves a high degree of risk. We urge you to read carefully the "Risk Factors" section beginning on page 7, along with the rest of this prospectus, before you make your investment decision. You should not invest in this offering unless you can afford to lose your entire investment.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of the Prospectus is October 11, 2002.

                                Table of Contents

                                                                        Page
                                                                        ----
THE COMPANY .........................................................     3

OUR BUSINESS STRUCTURE AND REGULATORY ENVIRONMENT ...................     3

RISK FACTORS ........................................................     7

NOTE REGARDING FORWARD-LOOKING STATEMENTS ...........................    12

USE OF PROCEEDS .....................................................    12

MARKET FOR COMMON STOCK .............................................    12

SELLING SHAREHOLDER .................................................    12

PLAN OF DISTRIBUTION ................................................    13

DESCRIPTION OF SECURITIES ...........................................    14

LEGAL MATTERS .......................................................    16

EXPERTS .............................................................    16

CHANGE OF CERTIFYING ACCOUNTANT .....................................    16

ADDITIONAL IMPORTANT INFORMATION ....................................    16

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .....................    17

--------------------------

       You should rely only on the information contained in this prospectus. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

                                   THE COMPANY

         We are a holding company that owns two operating subsidiaries, UCI Medical Affiliates of South Carolina, Inc. and UCI Medical Affiliates of Georgia, Inc. Through these subsidiaries, we provide management and administrative services to our network of freestanding medical centers located in South Carolina and Tennessee. We contract with Doctor's Care, P.A. and Doctor's Care of Tennessee, P.C. to provide medical services at our medical centers. These professional corporations provide medical services only to the medical centers owned by our subsidiaries. The professional corporations have agreed to carry out these responsibilities, as well as various administrative, management and support functions, under the terms of administrative services agreements between our subsidiaries and the professional corporations. Our principal executive offices are located at 4416 Forest Drive, Columbia, South Carolina 29206. Our telephone number is (803) 782-4278.

         On November 2, 2001, we, along with our subsidiaries and the professional corporations, filed voluntary petitions for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of South Carolina. The Bankruptcy Court assumed jurisdiction over us, our subsidiaries and the professional corporations on the date of the petitions, and our existing officers and directors have been left in possession of the respective bankruptcy estates subject to the supervision and orders of the Bankruptcy Court.


         We, our subsidiaries, and the professional corporations desire to emerge from Chapter 11 bankruptcy with a similar operating structure, but with our debt restructured to relieve our liquidity problems. In order to accomplish this, we have developed, in negotiation with creditors and other interested constituencies, reorganization plans for our company, our subsidiaries, and the professional corporations setting forth how claims against and equity interests in the companies will be treated. We submitted these plans of reorganization to the Bankruptcy Court on May 6, 2002, and filed addendums to the plans with the Bankruptcy Court on June 14, 2002 and July 29, 2002. By August 8, 2002, the Bankruptcy Court had issued orders confirming all of the reorganization plans. Among other terms, the reorganization plans provide that equity owners of the companies will retain their ownership interests, but no new stock will be issued. For a summary description of the terms of the reorganization plans as confirmed, please see our Current Report on Form 8-K filed with the SEC on August 16, 2002. Even though we have been able to obtain confirmation of the reorganization plans by the Bankruptcy Court, it remains uncertain whether we will be able to implement successfully the reorganization plans and continue as a going concern. Thus, any investment in our shares of common stock is highly speculative. (See "Risk Factors" below).


                OUR BUSINESS STRUCTURE AND REGULATORY ENVIRONMENT

         As a participant in the healthcare industry, our operations and relationships are subject to extensive and increasing regulation by a number of governmental bodies at the federal, state and local levels. Following is a discussion of our business structure and federal and state laws and regulations governing our operations. (See also "Risk Factors.")

Limitations on the Provision of Medical Services by Business Corporations

         Federal law and the laws of many states, including South Carolina and Tennessee, generally specify who may practice medicine and limit the scope of relationships between medical practitioners and other parties. These laws prohibit business corporations, like us and our subsidiaries, UCI Medical Affiliates of South Carolina, Inc. and UCI Medical Associates of Georgia, Inc., from practicing medicine or controlling the provision of medical services. To comply with these laws, we have written administrative services agreements with two professional corporations, Doctor's Care, P.A. and Doctor's Care of Tennessee, P.C., to provide our medical director and all medical services at our medical centers. Our subsidiary operating in South Carolina has entered into an administrative services agreement with Doctor's Care, P.A., and our subsidiary operating in Tennessee has entered into a similar administrative services agreement with Doctor's Care of Tennessee, P.C. Thus, in order to satisfy our legal obligations, all physician services at our medical centers are offered by physicians who are employed by these professional corporations. We do not employ practicing physicians to provide medical services at the centers, exert control over any physician's decisions regarding medical care or represent to the public that we offer medical services.

         In addition to requiring that the professional corporations provide physician services at our medical centers, the administrative services agreements require our subsidiaries to provide administrative and management services to the professional corporations. Under this arrangement, our subsidiaries have exclusive authority over all aspects of the business of the professional corporations (other than those aspects directly related to the provision of patient medical services or as otherwise prohibited by state law). The administrative and management services provided by our subsidiaries under the administrative services agreements include the following:

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

         .   treasury and capital planning,

         .   financial reporting and accounting,

         .   pricing decisions,

         .   formulating patient acceptance policies,

         .   setting office hours,

         .   contracting with third party payors, and

         .   all other administrative services.

         The subsidiaries provide all of the resources (systems, procedures, and staffing) to bill third party payors or patients and all of the resources (systems, procedures, and staffing) for cash collection and management of accounts receivable, including custody of the lockbox where cash receipts are deposited. From the cash receipts, the subsidiaries pay all physician salaries, operating costs of the centers and operating costs of the professional corporations. The subsidiaries set the compensation guidelines for the medical professionals employed by the professional corporations. The subsidiaries also establish guidelines for establishing, selecting, hiring and firing these medical professionals. The subsidiaries negotiate and execute substantially all of the provider contracts with third party payors, although the professional corporations have executed a few of these provider contracts at the request of the payor.

         Under the administrative services agreements, the professional corporations retain from the fees they collect for services rendered an amount equal to the salary and related employee benefits of the medical personnel employed by the professional corporations, as well as an amount equal to the nominal expenses incurred by the professional corporations to purchase the narcotic drugs that are legally required to be owned by the professional corporations. The professional corporations then pay the remaining balance of all fees and other revenues to the subsidiaries as their management fees. The subsidiaries do not loan or otherwise advance funds to the professional corporations at any time.

Federal Anti-Kickback and Self-Referral Laws

         The provisions of the Social Security Act commonly referred to as the "Anti-kickback Statute" prohibit anyone from offering, paying, soliciting or receiving any remuneration in return for referring Medicare or state health program patients or patient care opportunities. The Anti-kickback Statute further prohibits anyone from offering, paying, soliciting or receiving any remuneration in return for recommending, arranging, purchasing, leasing or ordering items or services that are covered by Medicare or state health programs. Many participants in the healthcare industry are able to take comfort that their operations do not run afoul of the Anti-kickback Statute because their healthcare activities fall within one or more of the safe harbors in the Anti-kickback Statute. Although we believe that we do not violate the Anti-kickback Statute or similar state statutes, we do not fit within any of the existing or proposed federal safe harbors.

         The Office of the Inspector General, the government office that enforces the Anti-kickback Statute, issued Advisory Opinion 98-4 covering a management services contract that involved a cost plus a percentage of net revenue payment arrangement. Based on its analysis of the intent and scope of the Anti-kickback Statute, the OIG determined that it could not approve the arrangement because the structure of the management agreement raised the following concerns under the Anti-kickback Statute: (i) the agreement might include financial incentives to increase patient referrals; (ii) the agreement did not include any controls to prevent over-utilization; and (iii) the percentage billing arrangement may include financial incentives that increase the risk of abusive billing practices. The OIG opinion did not find that the terms of the management agreement itself violated the Anti-kickback Statute. Instead, the OIG found that, within the framework of the management agreement, activities prohibited by the Anti-kickback Statute could occur if the company did not have sufficient internal controls to monitor potential fraud and abuse.

         An OIG advisory opinion is only legally binding on the Department of Health and Human Services (including the OIG) and the requesting party and is limited to the specific conduct of the requesting party because additional facts and circumstances could be involved in each particular case. Accordingly, we believe that Advisory Opinion 98-4 should not be broadly construed to apply to our provision of non-medical management and administrative services for our medical centers. We also believe that we and our medical centers have implemented appropriate controls to ensure that the arrangements between us and our medical centers do not result in abusive billing practices or the over-utilization of items and services paid for by Federal health programs.

         The courts and the OIG have yet to provide us with substantial guidance on whether and to what extent the Anti-kickback Statute applies to various types of business transactions in the healthcare industry. In particular, our service agreements with our medical centers and our development of ancillary services has not been subject to any significant judicial or regulatory review. We believe that although we receive remuneration for our management services under our service agreements with our medical centers, we are not in a position to make or influence referrals of patients or services reimbursed under Medicare or state health programs to the centers. In addition, we are not a separate provider of Medicare or state health program reimbursed services. Consequently, we do not believe that the service and management fees payable to us should be viewed as remuneration for referring or influencing referrals of patients or services covered by these programs as prohibited by the Anti-kickback Statute.

         The U.S. Congress in the Omnibus Budget Reconciliation Act of 1993 enacted significant prohibitions against physician referrals. Generally, a physician or a member of his immediate family may not refer Medicare or Medicaid patients to an entity that provides health services if that entity is owned in whole or in part by the physician or if the physician is employed or otherwise compensated by that entity. While we believe that we currently comply with this legislation, future regulations could require us to modify the form of our relationships with physician groups.

State Anti-Kickback and Self-Referral Laws

         As noted above, we provide management and administrative services to our medical centers in South Carolina and Tennessee. South Carolina and Tennessee have adopted anti-kickback and self-referral laws that regulate financial relationships between healthcare providers and entities that provide healthcare services. We believe that our practices fit within exemptions contained in these laws, as discussed below. Nevertheless, if we expand our operations to additional states, or if either South Carolina or Tennessee amends its anti-kickback or self-referral laws, we may be required to modify our structure or our relationships with physician groups to comply with state laws in these new jurisdictions or with the amended laws in South Carolina or Tennessee. These modifications could adversely affect our operations

         The following is a summary of the state anti-kickback and self-referral laws in South Carolina and Tennessee.

         South Carolina

         South Carolina's Provider Self-Referral Act of 1993 generally provides that a healthcare provider may not refer a patient to an entity for the provision of designated health services if the healthcare provider is an investor or has an investment interest in that entity. First, we do not believe that our operations are covered by the South Carolina Provider Self-Referral Act because we do not believe that we are an entity providing designated health services as defined in the South Carolina Provider Self-Referral Act. Second, even if a court found us to be an entity providing designated health services, however, we do not believe our operations would violate the South Carolina Provider Self-Referral Act. Our medical centers provide all healthcare services to patients through employees of the professional corporations. There are no healthcare providers who are investors in the professional corporations that refer patients to our medical centers. Accordingly, under South Carolina law, we believe that the provider self-referral prohibition would not apply to us or our medical centers' operations in South Carolina.

         In addition to self-referral prohibitions, South Carolina's Provider Self-Referral Act of 1993 also prohibits the offer, payment, solicitation, or receipt of a kickback, directly or indirectly, overtly or covertly, in cash or in kind, for referring or soliciting patients. We believe that our payment arrangements represent reasonable compensation for services rendered and do not constitute payments for referrals.

         Tennessee

         The Tennessee physician conflict of interest law provides that physicians are free to enter into lawful contractual relationships, including acquiring ownership interests in health facilities. The law further recognizes that these relationships can create potential conflicts of interests. To address these potential conflicts of interest, Tennessee law imposes the following duties on physicians:

         . the physician has a duty to disclose to the patient or referring colleagues his or her ownership interest in the facility or therapy at the time of referral and before treatment;

         . the physician may not exploit the patient through inappropriate or unnecessary treatment;

         .   the physician's activities must strictly conform with the law;

         . the patient must have free choice either to use the physician's facility or therapy or to seek the needed medical services elsewhere; and

         . when a physician's commercial interest conflicts so greatly with the patient's interest as to be incompatible, the physician must make alternative arrangements for the care of the patient.

         Because we are not a provider of health services, we believe that Tennessee's conflict of interest/disclosure law does not apply to our current operations. Even if the Tennessee conflict of interest/disclosure law were to apply, our internal quality assurance review programs will help identify any inappropriate treatments by one of our medical centers.

         Tennessee also has a law regulating healthcare referrals. The general rule is that a physician who has an investment interest in a healthcare entity may not refer patients to the entity unless a statutory exception exists. A healthcare entity is defined as an entity which provides healthcare services. We believe that we do not fit within the definition of a "healthcare entity" because we are not a provider of healthcare services. Even if a court found that we were a "healthcare entity," however, we believe our operations comply with the Tennessee self-referral law. Our medical centers provide all healthcare services to patients through employees of the professional corporations. No provider investors in the professional corporation refer patients to the medical centers except the sole physician shareholder of Doctor's Care of Tennessee. We believe that referrals by the sole shareholder of Doctor's Care of Tennessee fall within a statutory exception. Accordingly, under Tennessee law, we believe that the provider self-referral prohibition would not apply to our operations in Tennessee.

         Tennessee's anti-kickback provision prohibits a physician from making payments in exchange for the referral of a patient. In addition, under Tennessee law a physician may not split or divide fees with any person for referring a patient. The Tennessee Attorney General has issued opinions that determined that the fee-splitting prohibition applied to management services arrangements. The Tennessee fee-splitting prohibition contains an exception for reasonable compensation for goods or services. We believe that our payment arrangements with our medical centers are reasonable compensation for services rendered and do not constitute payments for referrals or a fee-splitting arrangement.

Regulation of Risk Arrangements and Provider Networks

         Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Generally, these laws apply to entities that accept financial risk. Certain of the risk arrangements that we have entered into could possibly be characterized by some states as the business of insurance. We, however, believe that our acceptance of capitation payments does not constitute the business of insurance. Many states also regulate the establishment and operation of networks of healthcare providers. Generally, these laws do not apply to the hiring and contracting of physicians by other healthcare providers. South Carolina and Tennessee do not currently regulate the establishment or operation of networks of healthcare providers except where these entities provide utilization review services through private review agents. We cannot assure you that regulators of the states in which we operate would not apply these laws to require our operations to be licensed as an insurer or provider network. We believe that we are in compliance with these laws in the states in which we currently do business, but we cannot assure you that regulators in South Carolina, Tennessee or the states in which we may expand will not interpret these laws to require us to be licensed as an insurer or provider network or require us to restructure some or all of our operations. In the event that we are required to become licensed under these laws, the process to obtain a license can be lengthy and time consuming and, unless the regulatory authority permits us to continue to operate while the licensing process is progressing, we could experience a material adverse change in our business while we are waiting to receive our license. In addition, many of the licensing requirements mandate strict financial and other requirements which we may not immediately be able to meet. Further, once licensed, we would be subject to continuing oversight by and reporting to the respective regulatory agency.

Antitrust Laws

         Because each of the professional corporations is a separate legal entity, each may be deemed a competitor subject to a range of antitrust laws which prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of market. We believe we comply with state and federal laws which may affect our development of integrated healthcare delivery networks, but we cannot assure you that a review of our business by courts or regulatory authorities will not result in a determination that could adversely affect our operations.

Healthcare Reform

         As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the U.S. Congress and in state legislatures relating to healthcare reform. We can provide no certainty regarding the ultimate content, timing or effect of any healthcare reform legislation, nor are we able at this time to estimate the impact of potential legislation on us.

                                  RISK FACTORS

         An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information included in this prospectus before you decide to purchase any shares of our common stock. You should also carefully read the cautionary statement following the "Risk Factors" regarding the use of forward-looking statements.

Risks Related to UCI Medical Affiliates, Inc.


         We can provide you no assurance that we will be able to implement successfully our bankruptcy reorganization plans and continue as a going concern.


         On November 2, 2001, we filed a voluntary petition for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of South Carolina. We filed the bankruptcy petition because of our heavily-burdened debt structure and our lack of liquidity.


         In the course of our bankruptcy proceedings, we have developed, in negotiation with creditors and other interested constituencies, reorganization plans for our company, our subsidiaries, and the professional corporations setting forth how claims against and equity interests in the companies will be treated. We submitted these plans of reorganization to the Bankruptcy Court on May 6, 2002, and filed addendums to the plans with the Bankruptcy Court on June 14, 2002 and July 29, 2002. By August 8, 2002, the Bankruptcy Court had issued orders confirming all of the reorganization plans. For a summary description of the terms of the reorganization plans as confirmed, please see our Current Report on Form 8-K filed with the SEC on August 16, 2002.

         In order to emerge from our bankruptcy proceeding as a going concern, we will be required to implement the terms of these reorganization plans as confirmed by the Bankruptcy Court. It remains uncertain whether we will be able to implement successfully the reorganization plans and continue as a going concern. Thus, any investment in our shares of common stock is highly speculative.


         Your investment in the shares may be considered speculative because of our history of losses and our current financial position.


         Your investment in the shares may be considered to be speculative because of our operating history of losses, liquidity problems, uncertainty of revenues, markets, profitability and the need for additional funding. We incurred net losses of approximately $1,474,601, $6,102,481, $10,508,143,
$83,726 and $1,359,739 for the years ended September 30, 2001, 2000, 1998, 1997 and 1995, respectively. We had net income of $909,758 and $466,079 for the years ended September 30, 1999 and 1996, respectively, and had earned net income of $691,335 for the nine months ended June 30, 2002. Furthermore, according to our balance sheet as of June 30, 2002, our current liabilities exceed our current assets. Thus, our financial viability and ability to continue as a going concern depend on our ability to achieve a significant increase in income from operations, maintain adequate working capital and obtain satisfactory long-term financing. We can provide you with no assurance, however, that we can realize these goals or that we will be profitable in the future or successful in refinancing or renewing our outstanding debt. Furthermore, the report of independent accountants related to our audited financial statements as of and for the year ended September 30, 2001 contains an explanatory paragraph regarding the existence of substantial doubt about our ability to continue as a going concern.


         We can provide no assurance that our medical centers will be able to compete effectively with other existing healthcare providers.

         The business of providing healthcare-related services is highly competitive. Many companies, including professionally managed physician practice management companies like us, have been organized to acquire medical clinics, manage the clinics, and employ clinic physicians at the clinics. Large hospitals, other physician practice centers, private doctor's offices and healthcare companies, HMOs and insurance companies are also involved in activities similar to ours. Because our main business is the provision of medical services to the general public, our primary competitors are the local physician practices and hospital emergency rooms in the markets where we own medical centers. All of our medical centers are located in the States of South Carolina and Tennessee. Some of these competitors have longer operating histories and significantly greater resources than we do. In addition, these traditional sources of medical services, such as hospital emergency rooms and private physicians, have had in the past a higher degree of recognition and acceptance than the medical centers that we operate. We cannot assure you that we will be able to compete effectively or that additional competitors will not enter the market in the future.

         If a regulatory authority finds that our organization and relationships do not comply with existing or future laws and regulations, our operations could be materially adversely affected.

         As a participant in the healthcare industry, our operations and relationships are subject to extensive and increasing regulation by a number of governmental bodies at the federal, state and local levels. Although we have tried to structure our business to comply with these existing laws and regulations, we have had little guidance as to whether we comply or not because of the unique structure of our business operations. We cannot assure you that a review by the courts or regulatory authorities of our former or current business will not result in a determination that could adversely affect our operations. In particular, we can provide you with no assurances that a court or regulatory body would find that our structure and business operations comply with the following:

         . State and federal laws limiting the provision of medical services by business corporations;

         .  State and federal anti-kickback and self-referral laws;

         .  Antitrust laws; and

         . Federal and state laws and regulations governing insurance companies, HMOs, and other managed care organizations.

         We have provided you with a discussion of each of these areas in the section titled "Our Business Structure and Regulatory Environment" above.

         Furthermore, the laws and regulations governing the healthcare industry change rapidly and constantly. In the future, the regulatory environment may change in a manner as to require us to modify or restrict our existing operations and any proposed expansion of our business. Restrictions on or modifications of our operations because of a changing regulatory environment could materially adversely affect our business.

         If the laws, regulations and policies governing government-sponsored healthcare programs are changed, our operations could be materially adversely affected.

         Historically, we derive approximately six percent of our revenues from payments made by government-sponsored healthcare programs (principally, Medicare and Medicaid). As a result, any change in the laws, regulations or policies governing reimbursements could adversely affect our operations. Additionally, state and federal civil and criminal statutes impose substantial penalties, including civil and criminal fines and imprisonment, on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. We believe that we are in material compliance with these laws, but we cannot assure you that our activities will not be challenged or scrutinized by governmental authorities.

         Departures of our key personnel or directors will impair our operations.

         We have the following executive officers: M.F. McFarland, III, M.D., our Chairman of the Board, President, and Chief Executive Officer; Jerry F. Wells, Jr., our Chief Financial Officer and Executive Vice President of Finance; and D. Michael Stout, M.D., our Executive Vice President of Medical Affairs. They are instrumental in our organization and are the key management officials in charge of our daily business operations. Although we have entered into an employment agreement with Dr. McFarland, we cannot be assured of the continued service of any of them, and each of them would be difficult to replace. Additionally, our directors' community involvement, diverse backgrounds and extensive business relationships are important to our success.

         Because of the nature of our business, we run the risk that we will be unable to collect the fees that we have earned.

         Virtually all of our consolidated net revenue was derived in the past, and we believe will be derived in the future, from our medical centers' charges for services on a fee-for-service basis. Accordingly, we assume the financial risk related to collection, including the potential uncollectability of accounts, long collection cycles for accounts receivable and delays attendant to reimbursement by third party payors, such as governmental programs, private insurance plans and managed care organizations. Increases in write-offs of doubtful accounts, delays in receiving payments or potential retroactive adjustments and penalties resulting from audits by payors may require us to borrow funds to meet our current obligations or may otherwise have a material adverse effect on our financial condition and results of operations.

         We are subject to certain special risks in connection with the intangible assets reported on our balance sheet.

         As a result of our various acquisition transactions, intangible assets (net of accumulated amortization) of approximately $3.4 million have been recorded on our balance sheet as of June 30, 2002. Because of a change in accounting principles adopted by the accounting profession, we have ceased amortizing our intangible assets in the current fiscal year, beginning October 1, 2002. Instead, after an initial review of our intangible assets for impairment in connection with our adoption of this new accounting principle, we analyze our intangible assets on an annual basis for impairment of value.


         Under these current accounting standards, our net unamortized balance of intangible assets acquired was not considered to be impaired as of June 30, 2002. In the past, however, we have recorded impairments to our intangible assets when appropriate. For example, effective September 30, 2001, we recorded an impairment in the approximate amount of $750,000 to reduce our intangible assets to fair value. We recorded this impairment because two of our Knoxville, Tennessee locations had been combined, and we deemed that the goodwill associated with the closed location was impaired and should be written off. Prior to that, we recorded an impairment in the quarter ended March 31, 2000 in the approximate amount of $3.6 million to reduce our intangible assets to fair value. This impairment was required in connection with the closing of our medical centers in Georgia. See further discussion in our Form 10-K dated September 30, 2001 and delivered with this prospectus.


         We cannot assure you that we will ever realize the value of our remaining intangible assets in the future. We may be required to recognize that the value of our intangible assets has been further impaired in our subsequent annual reviews upon analyzing our operating results. Any future determination that a significant impairment has occurred would require us to write-off the impaired portion of our remaining intangible assets, which could have a material adverse effect on our results of operations.

Risks Related to Our Common Stock

         You may have difficulty in selling your shares because we have filed a voluntary petition for protection under Chapter 11 of the Bankruptcy Code.

         On November 12, 2001, we, along with our subsidiaries and affiliated professional corporations, filed voluntary petitions for protection under Chapter 11 of the Bankruptcy Code. We filed the bankruptcy petitions because of our heavily-burdened debt structure and our lack of liquidity.

         In the course of our bankruptcy proceedings, we have developed, in negotiation with creditors and other interested constituencies, reorganization plans for our company, our subsidiaries, and the professional corporations setting forth how claims against and equity interests in the companies will be treated. We submitted these plans of reorganization to the Bankruptcy Court on May 6, 2002, and filed addendums to the plans with the Bankruptcy Court on June 14, 2002 and July 29, 2002. By August 8, 2002, the Bankruptcy Court had issued orders confirming all of the reorganization plans. For a summary description of the terms of the reorganization plans as confirmed, please see our Current Report on Form 8-K filed with the SEC on August 16, 2002. Although the reorganization plans have been confirmed by the Bankruptcy Court, it remains uncertain whether we will be able to implement successfully the terms of the reorganization plans and continue as a going concern.

         Because of the uncertainty resulting from our financial distress and our ongoing reorganization proceedings, our common stock is not attractive to many investors. Consequently, should you desire to sell your shares, you may not be able to find a buyer.

         You may have difficulty in selling your shares because of the absence of an active public market.

         On October 20, 1998, our common stock was delisted for trading on the Nasdaq SmallCap Market. Shortly before our delisting, Nasdaq raised its criteria to remain listed on the Nasdaq SmallCap Market. Our delisting was a consequence of our failure to meet the increased requirements for the value of assets for companies traded on the Nasdaq SmallCap Market.

         Because our stock is no longer listed on the Nasdaq SmallCap Market, trading in our common stock is conducted in the over-the-counter market. Consequently, our stockholders have found it more difficult to dispose of shares of our common stock and to obtain accurate quotations of its market value. In addition, the delisting makes our common stock substantially less attractive as:

         .    collateral for loans,

         . an investment by financial institutions because of their internal policies or state legal investment laws,

         . consideration to finance any future acquisitions of medical practices, and

         . an investment opportunity by investors should we desire to raise additional capital in the future.

         Although our common stock is currently eligible for quotation on the over-the-counter bulletin board, we have been informed that the NASD may be considering higher standards for permitting quotations of securities on the bulletin board. If the NASD does raise its standards, the over-the-counter bulletin board may also be foreclosed as a trading market for our stockholders as well. Consequently, you should only invest in our common stock if you have a long-term investment intent. If an active market does not develop and you desire to sell your shares of our common stock, you will be required to locate a buyer on your own and may not be able to do so.

         The absence of a public market makes the price of our common stock particularly volatile and susceptible to market fluctuations.

         Trading in our common stock has historically been very limited, and we cannot assure you that an active trading market for our common stock will ever develop or be sustained. Because of the limited trading liquidity in our common stock, the market price of our common stock has been vulnerable to significant fluctuations in response to very limited market trading in our shares. Sales of substantial amounts of our common stock, or the availability of substantial amounts of our common stock for future sale, could adversely affect the prevailing market price of our common stock. The market price of our common stock will remain subject to significant fluctuations in response to these factors as well as in response to operating results and other factors affecting stock prices generally. The stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of our common stock in the future.

         You may have difficulty selling your shares because our common stock is a "penny stock" and is subject to special SEC rules that make transactions in our common stock burdensome for broker-dealers.

         As long as the trading price of our common stock is less than $5.00 per share, our common stock will be considered to be a "penny stock" under SEC rules. Generally, a "penny stock" is any non-Nasdaq equity security that has a market price of less than $5.00 per share. If a penny stock is traded in the secondary market, these SEC rules require the broker-dealer to provide to the purchaser a disclosure schedule explaining the penny stock market and the risks associated with it. These SEC rules also require broker-dealers to abide by various sales practices if they sell penny stocks to persons other than established customers and accredited investors. For these penny stock transactions, the broker-dealer must make a special determination that the investment in the penny stock is suitable for the purchaser and receive the purchaser's written consent to the purchase before the transaction. The additional burdens that these SEC rules impose upon broker-dealers may discourage broker-dealers from effecting transactions in our common stock and could severely limit your ability to sell your shares in the secondary market.

         The market price of our common stock may fluctuate widely in the future.

         The trading price of our common stock could be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, material announcements made by us from time to time, governmental regulatory action, general conditions in the healthcare industry, or other events or factors, many of which are beyond our control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many healthcare services companies and which have often been unrelated to the operating performance of these companies. Our operating results in future quarters may be below the expectations of securities analysts and investors. In this event, the price of our common stock would likely decline, perhaps substantially.

         The market price of our common stock may decline should substantial number of shares of our common stock be offered for sale on the open market.

         Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities. We are unable to predict the effect, if any, that future sales of our common stock or the availability of our common stock for sale may have on the market price of our common stock prevailing from time to time.

         Anti-takeover provisions in our certificate of incorporation and state corporate laws could deter or prevent take-over attempts by a potential purchaser of our common stock and deprive you of the opportunity to obtain a takeover premium for your shares.

         In many cases, stockholders receive a premium for their shares when a company is purchased by another. Various provisions in our certificate of incorporation and bylaws and state corporate laws could deter and make it more difficult for a third party to bring about a merger, sale of control, or similar transaction without approval of our board of directors. These provisions tend to perpetuate existing management. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. These provisions, which could make it less likely that a change in control will occur, include:

         . provisions in our certificate of incorporation establishing three classes of directors with staggered terms, which means that only one-third of the members of the board of directors is elected each year and each director serves for a term of three years.

         . provisions in our certificate of incorporation authorizing the board of directors to issue a series of preferred stock without shareholder action, which issuance could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in us.

See "Description of Securities - Change of Control and Anti-takeover Effects."

         We do not expect to pay dividends on our common stock in the foreseeable future.

         We have no source of income other than dividends that we receive from our operating subsidiaries, UCI Medical Affiliates of South Carolina, Inc., and UCI Medical Affiliates of Georgia, Inc. Our ability to pay dividends to you will therefore depend on the subsidiaries' ability to pay dividends to us. The subsidiaries intend to retain future earnings, if any, for use in the operation and expansion of our business. Consequently, we do not plan to pay dividends until we recover any losses that we have incurred and become profitable. Additionally, our future dividend policy will depend on our earnings, financial condition and other factors that our board of directors considers relevant. See "Dividend Policy."

         You may suffer dilution in your interests in common stock if we offer additional shares of common stock in the future or if certain third parties exercise their option rights to acquire additional shares of our common stock.

         There is no present intent to offer for sale additional shares of common stock. However, our success will depend on a number of factors, including the factors set forth in this "Risk Factors" section of the prospectus. Accordingly, no assurance can be given that, in the future, we will not have to seek additional capital by offering and selling additional shares of common stock in order to continue to operate, acquire additional medical practices in our current or other markets or achieve successful operations. If it becomes necessary to raise additional capital to support our operations, there is no assurance that additional capital will be available to us, that additional capital can be obtained on terms favorable to us or that the price of any additional shares that we may offered by us in the future will not be less than the subscription price in this offering. The effect on existing stockholders of sales of additional shares of common stock cannot presently be determined. However, those sales could have a dilutive effect on the interests of subscribers who purchase common stock in this offering.

         As of June 30, 2002, Companion HealthCare Corporation and Companion Property and Casualty Company, each of which is a wholly-owned subsidiary of Blue Cross Blue Shield of South Carolina, owned in the aggregate 2,624,623 shares, or approximately 27.2 percent, of our outstanding common stock. Under various agreements among Companion HealthCare, Companion Property and Casualty and us, we have given these companies the right at any time to purchase from us the number of shares of our voting stock as is necessary for Blue Cross and Blue Shield of South Carolina and its affiliated entities, as a group, to maintain an aggregate ownership of 47 percent of our outstanding voting stock. To the extent either of these Blue Cross subsidiaries exercises its right in conjunction with a sale of voting stock by us, the price to be paid by the Blue Cross subsidiary is the average price to be paid by the other purchasers in that sale. Otherwise, the price is the average closing bid price of our voting stock on the ten trading days immediately preceding the election by a Blue Cross subsidiary to exercise its purchase rights. Consequently, to the extent either of the Blue Cross subsidiaries elects to exercise any or a portion of its rights under these anti-dilution agreements, the sale of shares of common stock to a Blue Cross subsidiary will have the effect of further reducing the percentage voting interest in us represented by a share of the common stock.

         The substantial ownership of our common stock by the Blue Cross subsidiaries, MainStreet Healthcare Corporation, who is the selling shareholder under this prospectus (see "Selling Shareholder") and other of our affiliates may provide them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by our stockholders. As a result, it may be difficult for other stockholders to successfully oppose matters which are presented by these entities for action by stockholders, or to take actions which are opposed by these entities. The ownership by these entities may also have the effect of delaying, deterring or preventing a change in our control without the consent of these entities. In addition, sales of common stock by these entities could result in another stockholder obtaining control over us.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus discuss future expectations or state other "forward-looking" information. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate" or other similar words. Those statements could be affected by known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. When considering forward-looking statements, you should keep in mind the preceding risk factors and other cautionary statements in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date of this prospectus, and we assume no obligation to update any forward-looking statement or reason why actual results might differ.

                                 USE OF PROCEEDS

         All of the shares of our common stock being offered under this prospectus are being offered by MainStreet Healthcare Corporation, a selling shareholder. We will not receive any of the proceeds from the sale of the shares. This registration statement is intended to satisfy obligations we have under an agreement with MainStreet. Under this agreement, we have agreed to pay the expenses of the registration of these shares under federal and state securities laws.

                             MARKET FOR COMMON STOCK

         Although our common stock is quoted on the OTC Bulletin Board under the symbol "UCIAE", trading and quotations of our common stock have been limited and sporadic. As of the date hereof, the day of the last trade of our common stock was on October 4, 2002. We are not aware of the prices at which all of the shares of our common stock have traded. As of September 30, 2002, there were 9,650,478 shares of common stock outstanding held by approximately 308 stockholders of record.

                               SELLING SHAREHOLDER

         The following table provides the number of shares of common stock that are, to our knowledge, beneficially owned by MainStreet Healthcare Corporation, the selling shareholder. We have assumed that, upon completion of the offering or offerings under this prospectus, MainStreet will have sold all of its shares offered under this prospectus. However, MainStreet may offer and sell all, some, or none of the shares offered under this prospectus. Under some circumstances, the respective donees, pledges, and transferees or other successors in interest of MainStreet may also sell the shares listed below as being held by MainStreet and offered under this prospectus.

         The following information is based on information reflected in agreements with MainStreet, information reflected in our stock records and in schedules filed with the Securities and Exchange Commission, as well as information provided to us by MainStreet.

         As noted in the table below, all shares offered in this prospectus are held of record by MainStreet. Under the beneficial ownership rules and regulations of the SEC, however, A. Wayne Johnson, a member of our board of directors, also had beneficial ownership of these shares within the past three years because of his former position as Chairman and Chief Executive Officer of MainStreet and as a former principal shareholder of MainStreet. Mr. Johnson sold all of his shares in MainStreet and resigned as an officer and director of MainStreet in December 1999, and thus no longer has any beneficial ownership in the shares. Beneficial ownership generally includes voting or investment power with respect to securities.

                                                             Total Shares of
                             Shares of Common Stock          Common Stock       Shares of Common Stock
Name of Selling              Owned of Record Prior to        Offered Under      Owned of Record After
Shareholder                        the Offering              this Prospectus       the Offering (1)
MainStreet Healthcare               2,901,396                   2,901,396                -0-
Corporation

(1) This number assumes that all shares offered under this prospectus are sold.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the offer and sale from time to time by MainStreet Healthcare Corporation of up to 2,901,396 currently outstanding shares of our common stock. This common stock was issued to MainStreet in connection with the purchase by UCI Medical Affiliates of Georgia, Inc., one of our wholly-owned subsidiaries, of certain medical centers located in the States of Georgia and Tennessee, and the purchase by Doctor's Care of Georgia, P.C., and Doctor's Care of Tennessee, P.C., corporations with which we are affiliated, of assets related to those medical centers, such as the employment contracts of physicians that provide medical services at those centers. This prospectus has been prepared in connection with registering the future sale of these currently outstanding shares. We have undertaken to register the sales of the shares by MainStreet to the public as required by the terms of an agreement between us and MainStreet executed in connection with the purchase of the medical centers and related assets. Although we have registered the shares for sale under the terms of these agreements, the registration of these shares does not necessarily mean that any of these shares will be offered or sold by MainStreet.

         We will not receive any proceeds from this offering. The shares may be sold from time to time to purchasers directly by MainStreet, or under some circumstances, donees, pledgees, transferees or other successors in interest of MainStreet. Alternatively, MainStreet, or its transferees, may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from MainStreet, or its transferees, and/or the purchasers of the shares for whom they may act as agent. MainStreet, or its transferees, and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of the shares by them and any commissions received by any dealers or agents might be deemed to be underwriting commissions under the Securities Act of 1933.

         At a time a particular offer of the shares is made, a prospectus supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from MainStreet, or its transferees, and any other required information. The shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

         In order to comply with the securities laws of certain states, if applicable, some of the shares may be sold only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from that state's registration or qualification requirement is available and is complied with.

         The shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any broker-dealer as principal, and resale by that broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any broker-dealer solicits purchasers; (d) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for these shares; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by MainStreet may arrange for other broker-dealers to participate.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock is 60,000,000 shares, consisting of 50,000,000 shares of common stock, having a par value of $.05 per share, and 10,000,000 shares of preferred stock, having a par value of $.01 per share. As of the date of this prospectus, 9,650,515 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

         Subject to the rights of preferred stockholders, if any, and subject to restrictions imposed by our lenders, our common stockholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for dividends. See "Dividend Policy." In the event of our liquidation, dissolution or winding up of our operations, our common stockholders are entitled to share ratably in any assets remaining after payment of all of our debts and liabilities and the liquidation preference of any outstanding series of preferred stock.

         Common stockholders are entitled to one vote per share for each share held of record on any matter submitted to the common stockholders for a vote. Because our common stockholders do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the shares of common stock represented at a meeting can elect all of our directors. Our common stockholders do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock issued by us or to convert their common stock into any other securities. No redemption or sinking fund provisions apply to the common stock.

Preferred Stock

         Our preferred stock may be issued in one or more series. Our board of directors is authorized, without further action by the stockholders, to designate the rights, preferences, limitations and restrictions of and upon the shares in each series of preferred stock, including dividend, voting, redemption and conversion rights. Our board of directors also may designate liquidation preferences, as well as any sinking fund terms and the number of shares constituting any series or the designation of these series. We believe that the availability of preferred stock issuable in series will provide us with increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs.

         We cannot state the actual effect of the authorization and issuance of any series of preferred stock upon the rights of common stockholders until our board of directors determines the specific terms, rights and preferences of a series of preferred stock. However, the effects might include, among other things, the following:

         .    restricting dividends on the common stock;

         .    diluting the voting power of the common stock; or

         . impairing liquidation rights of the common stock without further action by the common stockholders.

         In addition, our board of directors is authorized at any time to issue preferred stock with voting, conversion or other features that may have the effect of impeding or discouraging a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Issuance of preferred stock could also adversely affect the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Change of Control and Anti-takeover Effects

         General. Our certificate of incorporation and bylaws and Delaware state law contain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may discourage takeover attempts that have not been approved by our board of directors. This would include takeover attempts that some of our stockholders may deem to be in their best interest. These anti-takeover provisions may also adversely affect the price that a potential purchaser will be willing to pay for our common stock and deprive you of the opportunity to obtain a takeover premium for your shares. To the extent that takeover attempts are discouraged, these anti-takeover provisions may inhibit temporary fluctuations in the market price of our common stock resulting from actual or rumored takeover attempts. These provisions also could make the removal of incumbent management more difficult and may permit a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of our stockholders. These provisions could also potentially adversely affect the market price of our common stock.

         The following briefly summarizes various protective provisions contained in our certificate of incorporation and bylaws and under Delaware law and is not intended to be a complete description of all the features and consequences of these provisions.

         Classified Board of Directors. Our certificate of incorporation and bylaws provide for a classified board of directors so that, as nearly as possible, one-third of our board of directors is elected each year to serve a three-year term. This classification would delay an attempt by dissatisfied stockholders or anyone who obtains a controlling interest in us to elect a new board of directors, because, absent the removal, resignation or death of the members of our board, it would take three annual meetings of stockholders to change fully the composition of our board, and at least two annual meetings to change a majority of the directors.

         Authorized but Unissued Stock. The authorized but unissued shares of our common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable our board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of us through a proxy contest, tender offer, merger or otherwise, thereby protecting the continuity of current management.

         Evaluation of Acquisition Proposals. Our certificate of incorporation expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider:

         . all relevant factors including, without limitation, the social, legal, and economic effects on our employees, customers, suppliers, and other constituencies, on our communities and geographical areas in which we operate or are located, and on any of our business and properties, and

         . the consideration being offered, not only in relation to the then current market price for our capital stock, but also in relation to our current value in a freely negotiated transaction and in relation to our board of directors' estimate of our future value as an independent going concern. Our board of directors believes that these provisions are in our long-term best interest and in the long-term best interest of our stockholders.

         Business Combinations with Interested Stockholders. Delaware law contains a statutory provision that is intended to curb abusive takeovers of Delaware corporations. The effect of these "anti-takeover" provisions may delay, deter or prevent a takeover of us that our stockholders may consider to be in their best interests, thereby possibly depriving holders of our securities of opportunities to sell or otherwise dispose of their securities at above-market prices, or limit the ability of our stockholders to remove incumbent directors as readily as our stockholders may consider to be in their best interests.

         Generally, this Delaware anti-takeover statute provides that we may not engage in a business combination with a person or an affiliate, or an associate of one of these persons, who is an "interested stockholder" for a period of three years from the date that the person became an interested stockholder unless:

         . the transaction resulting in the person becoming an interested stockholder, or the business combination, is approved by our board of directors before the person becomes an interested stockholder;

         . the interested stockholder acquired 85% or more of our outstanding voting stock in the same transaction that makes the person an interested stockholder (excluding shares owned by persons who are both our officers and directors, and shares held by our employee stock ownership plans, if any); or

         . on or after the date the person becomes an interested stockholder, the business combination is approved by our board of directors and by the holders of at least 66 2/3% of our outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

Under this Delaware anti-takeover provision, an "interested stockholder" is defined as any person who is:

         . the owner of fifteen percent (15%) or more of our outstanding voting stock, or

         . one of our affiliates or associates and who was the owner of fifteen percent (15%) or more of our outstanding voting stock at any time within the three (3) year period immediately before the date on which it is sought to be determined whether that person is an interested stockholder.

Transfer Agent

         The transfer agent for our common stock is American Stock Transfer & Trust Co., 6201 Fifteenth Avenue, Brooklyn, New York 10015.

Dividend Policy

         We do not expect to pay dividends on our common stock for the foreseeable future. We anticipate that all of our future earnings, if any, will be used for the expansion and operation of our business. Our board of directors has the sole discretion to declare any dividends based upon our financial condition, results of operations, cash flow, dividends paid to us by our subsidiary operating companies, if any, the level of our capital expenditures, our future business prospects and other factors. In addition, we are restricted in our ability to declare and pay dividends by the terms of our line of credit. We may become further restricted in our ability to pay dividends by the terms of any future credit facility or other financial instrument that we elect to enter into from time to time.

                                  LEGAL MATTERS

         On our behalf, Nexsen Pruet Jacobs & Pollard, LLC, of Columbia, South Carolina, will pass on the validity of our common stock offered by this prospectus.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of UCI Medical Affiliates, Inc. for the year ended September 30, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements) of Scott McElveen, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of UCI Medical Affiliates, Inc. for the year ended September 30, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         CHANGE OF CERTIFYING ACCOUNTANT

         On November 29, 2001, we notified PricewaterhouseCoopers LLP that we would not retain them to perform the audit of our financial statements for the fiscal year ended September 30, 2001. PricewaterhouseCoopers LLP had served as our principal independent accountants for the fiscal years ended September 30, 1995 through 2000. Our decision to dismiss PricewaterhouseCoopers LLP for the fiscal 2001 audit was not the result of any prior, current, or expected disagreement with us.

         Also on November 29, 2001, our audit committee approved the engagement of Scott McElveen, LLP as our independent accountants to audit our financial statements for the fiscal year ended September 30, 2001.

                        ADDITIONAL IMPORTANT INFORMATION

         For additional important information about us, please refer to our latest Form 10-K dated September 30, 2001, and Form 10-Q dated June 30, 2002, each of which accompany this prospectus.

         Additionally, we have filed with the SEC a registration statement on Form S-2 under the Securities Act of 1933. That registration statement covers the common stock offered in this offering. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in that registration statement and its exhibits, and we refer you to that registration statement and its exhibits for further information concerning the securities offered by this prospectus.

         Each statement contained in this prospectus about the contents of a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its terms and conditions.

Copies of these materials, as well as periodic reports and information filed by us, can be obtained by paying the fees prescribed by the SEC, or may be examined at the offices of the SEC without charge, at the public reference section of the SEC, Room 1024, 450 Fifth Street, NW, Washington, DC 20549.

         The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents that we have filed with the SEC under the Securities Exchange Act of 1934 are incorporated by reference into this prospectus:

                 . Our Annual Report on Form 10-K for the fiscal year ended September 30, 2001;

                 . Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2001, March 31, 2002, and June 30, 2002; and

                 . Our Current Reports on Form 8-K filed with the SEC on November 9, 2001, December 3, 2001, and August 16, 2002.





         Copies of the above documents (other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into these documents) may be obtained from us upon written or oral request, without charge, by writing us at 4416 Forest Drive, Columbia, South Carolina 29206, Attention:
Jerry F. Wells, Jr., or calling us at telephone number (803) 782-4278.

No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with this offering, and, if given or made, that information or those representations must not be relied upon as having been authorized by us or by MainStreet, the selling shareholder. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus is not an offer or a solicitation in any jurisdiction where the offer or solicitation is not authorized, or in which the person making the offer is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. The delivery of this prospectus and any sale made under this prospectus shall not, under any circumstances, create any implication that there has been no change in our affairs or the affairs of MainStreet since the date of this prospectus or the date of any document incorporated in this prospectus.

                            ------------------------

                                Table of Contents

                                                                           Page
                                                                           ----
The Company .............................................................     3
Our Business Structure and Regulatory Environment .......................     3
Risk Factors ............................................................     7
Note Regarding Forward-Looking Statements ...............................    12
Use of Proceeds .........................................................    12
Market for Common Stock .................................................    12
Selling Shareholder .....................................................    12
Plan of Distribution ....................................................    13
Description of Securities ...............................................    14
Legal Matters ...........................................................    16
Experts .................................................................    16
Change of Certifying Accountant .........................................    16
Additional Important Information ........................................    16
Incorporation of Certain Documents by Reference .........................    17




                                   UCI MEDICAL
                                AFFILIATES, INC.



                                2,901,396 Shares
                                       of
                                  Common Stock





                                    --------
                                   PROSPECTUS
                                    --------



                                October 11, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses in connection with the sale of the shares of common stock (excluding any selling agent commissions) are estimated as follows:

         Securities and Exchange Commission registration fee ........  $    218
         Printing and engraving expenses ............................       500*
         Legal fees and expenses ....................................    30,000
         Accounting fees and expenses ...............................    11,000*
         Miscellaneous ..............................................     1,282*
                   TOTAL ............................................  $ 43,000*

-----------------

*Estimated

Item 15. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which such person may incur in such person's capacity as such.

Section 145 of the Delaware General Corporation Law (the "Delaware Act"), provides the Registrant with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandates the indemnification of the Registrant's directors under certain circumstances. The Registrant's Bylaws also provide the Registrant with the power and authority to the fullest extent legally permissible under the Delaware Act to indemnify its directors and officers, persons serving at the request of the Registrant or for its benefit as directors or officers of another corporation and persons serving as the Registrant's representatives or agents in certain circumstances.

The Securities and Exchange Commission has informed the Registrant that indemnification for officers, directors, and controlling persons for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

Item 6.  Exhibits.

Number    Exhibit
------    -------

5.1 Opinion of Nexsen Pruet Jacobs & Pollard, LLC, filed as Exhibit 5.1 on the Form S-2 filed on June 7, 2001

10.1 Facilities Agreement dated May 8, 1984 by and between UCI Medical Affiliates of South Carolina, Inc. ("UCI-SC") and Doctor's Care, P.A., as amended September 24, 1984 and January 13, 1995, filed as Exhibit
          10.1 on the Form 10-K/ASB filed for fiscal year 1996

10.2 Amendment No. 3 dated September 17, 1996, to the Facilities Agreement listed as Exhibit 10.1 to this filing, filed as Exhibit 10.2 on the Form 10-K/ASB filed for fiscal year 1997

10.3 Employment Agreement dated October 1, 1995 between UCI-SC and M.F. McFarland, III, MD, filed as Exhibit 10.4 on the Form 10-K/ASB filed for fiscal year 1995

10.4    Employment Agreement dated October 1, 1995 between Doctor's Care, P.A. and
        M.F. McFarland, III, MD, filed as Exhibit 10.5 on the Form 10-K/ASB filed for fiscal year 1995

10.5    Lease and License Agreement dated March 30, 1994 between Doctor's Care,
        P.A. and Blue Cross Blue Shield of South Carolina, filed as Exhibit 10.8 on the Form 10-K/ASB filed for fiscal year 1995

10.6    Note Payable dated February 28, 1995 between UCI-SC, as payor, and
        Companion Property and Casualty Insurance Company, as payee, filed as
        Exhibit 10.8 on the Form 10-K/ASB filed for fiscal year 1997

10.7    Revolving Line of Credit dated November 11, 1996 between Carolina First
        Bank and UCI, filed as Exhibit 10.9 on the Form 10-K/ASB filed for fiscal year 1997

10.8    Stock Option Agreement dated March 20, 1996 between UCI and Harold H.
        Adams, Jr., filed as Exhibit 10.10 on the Form 10-K/ASB filed for fiscal year 1997

10.9    Stock Option Agreement dated March 20, 1996 between UCI and Russell J.
        Froneberger, filed as Exhibit 10.11 on the Form 10-K/ASB filed for fiscal year 1997

10.10   Stock Option Agreement dated March 27, 1997 between UCI and Charles P.
        Cannon, filed as Exhibit 10.12 on the Form 10-K/ASB filed for fiscal year
        1997

10.11   Stock Option Agreement dated March 27, 1997 between UCI and Thomas G.
        Faulds, filed as Exhibit 10.13 on the Form 10-K/ASB filed for fiscal year
        1997

10.12   Stock Option Agreement dated March 27, 1997 between UCI and Ashby Jordan,
        MD, filed as Exhibit 10.14 on the Form 10-K/ASB filed for fiscal year 1997

10.13   Stock Option Agreement dated March 27, 1997 between UCI and Charles M.
        Potok, filed as Exhibit 10.15 on the Form 10-K/ASB filed for fiscal year
        1997

10.14   UCI Medical Affiliates, Inc. Incentive Stock Option Plan, filed as Exhibit
        10.9 on the Form 10-K/ASB filed for fiscal year 1995

10.15   Consulting Agreement dated December 10, 1996 between UCI and Global
        Consulting, Inc., filed as Exhibit 10.17 on the Form 10-K/ASB filed for fiscal year 1997

10.16   Amendment dated August 10, 1998 to Employment Agreement dated October 6,
        1995 between Doctor's Care, P.A. and M.F. McFarland, III, MD, filed as
        Exhibit 10.18 on the Form 10-QSB filed for fiscal year 1998

10.17   Administrative Services Agreement dated April 24, 1998 by and between
        Doctor's Care of Georgia, P.C. and UCI Medical Affiliates of Georgia, Inc.,
        filed as Exhibit 10.19 on the Form 10-QSB filed for the quarter ended
        March 31, 1998

10.18   Administrative Services Agreement dated April 24, 1998 by and between
        Doctor's Care of Tennessee, P.C. and UCI Medical Affiliates of Tennessee,
        Inc., filed as Exhibit 10.20 on the Form 10QSB filed for the quarter ended
        March 31, 1998

10.19   Administrative Services Agreement dated August 11, 1998 by and between UCI
        Medical Affiliates of South Carolina, Inc. and Doctor's Care, P.A., filed as Exhibit 10.21 on the Form 10-K/ASB filed for the fiscal year 1997

10.20 Stock Purchase Option and Restriction Agreement dated August 11, 1998 by and among M.F. McFarland, III, MD; UCI Medical Affiliates of South
        Carolina, Inc.; and Doctor's Care, P.A., filed as Exhibit 10.22 on the
        Form 10-K/ASB filed for the fiscal year 1998

10.21 Stock Purchase Option and Restriction Agreement dated September 1, 1998 by and among D. Michael Stout, MD; UCI Medical Affiliates of Georgia, Inc.;
        and Doctor's Care of Georgia, P.C., filed as Exhibit 10.23 on the Form
        10-K/ASB filed for the fiscal year 1998

10.22 Stock Purchase Option and Restriction Agreement dated July 15, 1998 by and among D. Michael Stout, MD; UCI Medical Affiliates of Georgia, Inc.; and
        Doctor's Care of Tennessee, P.C., filed as Exhibit 10.24 on the Form
        10-K/ASB filed for the fiscal year 1998

10.23 Acquisition Agreement and Plan of Reorganization dated February 9, 1998, by and among UCI Medical Affiliates of Georgia, Inc.; UCI Medical
        Affiliates, Inc.; MainStreet Healthcare Corporation; MainStreet Healthcare
        Medical Group, P.C.; MainStreet Healthcare Medical Group, P.C.; Prompt
        Care Medical Center, Inc.; Michael J. Dare; A. Wayne Johnson; Penman
        Private Equity and Mezzanine Fund, L.P.; and Robert G. Riddett, Jr. , filed as Exhibit 2 on the Form 8-K filed February 17, 1998

10.24   First Amendment to Acquisition Agreement and Plan of Reorganization
        (included as Exhibit 10.25 hereof) dated April 15, 1998, filed as Exhibit
        2.1 on the Form 8-K/A filed April 20, 1998

10.25   Second Amendment to Acquisition Agreement and Plan of Reorganization
        (included as Exhibit 10.25 hereof) dated May 7, 1998, filed as Exhibit 2.2 on the Form 8-K/A filed May 28, 1998

10.26 Conditional Delivery Agreement dated effective as of May 1, 1998, by and among UCI Medical Affiliates, Inc.; UCI Medical Affiliates of Georgia,
        Inc.; and MainStreet Healthcare Corporation, filed as Exhibit 2.3 on the
        Form 8-K/A filed July 24, 1998

10.27 Amendment to Conditional Delivery Agreement dated as of July 21, 1998, by and among UCI Medical Affiliates, Inc.; UCI Medical Affiliates of Georgia,
        Inc.; and MainStreet Healthcare Corporation, filed as Exhibit 2.4 on the
        Form 8-K/A filed July 24, 1998

10.28   Second Amendment to Conditional Delivery Agreement dated as of December 7,
        1998, by and among UCI Medical Affiliates, Inc.; UCI Medical Affiliates of
        Georgia, Inc.; and MainStreet Healthcare Corporation, filed as Exhibit 2.5 on the Form 8-K/A filed December 7, 1998

10.29   Amended Employment Agreement dated August 19, 1999 between UCI Medical
        Affiliates of South Carolina, Inc. and M.F. McFarland, III, M.D., filed as
        Exhibit 10.31 on Form 10-K/A filed for fiscal year 1999

10.30   Second Amended Employment Agreement dated August 19, 1999 between Doctor's
        Care, P.A. and M.F. McFarland, III, M.D., filed as Exhibit 10.32 on Form
        10-K/A filed for fiscal year 1999

10.31   Order of Confirmation of UCI Medical Affiliates, Inc. dated August 7,
        2002, filed as Exhibit 2.1 on the Form 8-K filed August 16, 2002

10.32   Order of Confirmation of UCI Medical Affiliates of South Carolina, Inc.
        dated August 7, 2002, filed as Exhibit 2.2 on the Form 8-K filed August 16,
        2002

10.33   Order of Confirmation of UCI Medical Affiliates of Georgia, Inc. dated
        August 7, 2002, filed as Exhibit 2.3 on the Form 8-K filed August 16, 2002

10.34 Order of Confirmation of Doctor's Care, P.A. dated August 8, 2002, filed as Exhibit 2.4 on the Form 8-K filed August 16, 2002

10.35   Order of Confirmation of Doctor's Care of Tennessee, P.C. dated August 6,
        2002, filed as Exhibit 2.5 on the Form 8-K filed August 16, 2002

10.36   Order of Confirmation of Doctor's Care of Georgia, P.C. dated August 7,
        2002, filed as Exhibit 2.6 on the Form 8-K filed August 16, 2002

10.37   Plan of Reorganization for UCI Medical Affiliates, Inc., filed as Exhibit
        2.7 on the Form 8-K filed August 16, 2002

10.38 Plan of Reorganization for UCI Medical Affiliates of South Carolina, Inc., filed as Exhibit 2.8 on the Form 8-K filed August 16, 2002

10.39 Plan of Reorganization for UCI Medical Affiliates of Georgia, Inc., filed as Exhibit 2.9 on the Form 8-K filed August 16, 2002

10.40 Plan of Reorganization for Doctor's Care, P.A., filed as Exhibit 2.10 on the Form 8-K filed August 16, 2002

10.41   Plan of Reorganization for Doctor's Care of Tennessee, P.C., filed as
        Exhibit 2.11 on the Form 8-K filed August 16, 2002

10.42   Plan of Reorganization for Doctor's Care of Georgia, P.C., filed as
        Exhibit 2.12 on the Form 8-K filed August 16, 2002

10.43   Joint Disclosure Statement filed as of May 3, 2002, filed as Exhibit 2.13 on the Form 8-K filed August 16, 2002

10.44   Addendum to Joint Disclosure Statement and Plans of Reorganization filed as of June 14, 2002, filed as Exhibit 2.14 on the Form 8-K filed August 16,
        2002

10.45 Second Addendum to Plans of Reorganization filed as of July 29, 2002, filed as Exhibit 2.15 on the Form 8-K filed August 16, 2002

13.1    Our Annual Report on Form 10-K for the fiscal year ended September 30,
        2001, as filed with the SEC on February 6, 2002

13.2 Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, as filed with the SEC on February 14, 2001

13.3 Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as filed with the SEC on May 14, 2002

13.4 Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed with the SEC on August 7, 2002

16.1    Letter re: Change in Certifying Accountant, contained in Exhibit 16 on the
        Form 8-K filed on November 29, 2001

20.1    Our Current Report on Form 8-K, as filed with the SEC on November 9, 2001

20.2    Our Current Report on Form 8-K, as filed with the SEC on December 3, 2001

20.3    Our Current Report on Form 8-K, as filed with the SEC on August 5, 2002

23.1 Consent of Nexsen Pruet Jacobs & Pollard, LLC, contained in Exhibit 5.1 on the Form S-2 filed on June 7, 2001

23.2    Consent of Scott McElveen, LLP

23.3    Consent of PricewaterhouseCoopers, LLP

24.1    Powers of Attorney (filed as part of the signature page to our Amendment
        No. 3 to Form S-2 Registration Statement filed with the SEC on December 13,
        2001)

Item 17. Undertakings.

         (a)      Rule 415 Offering. The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                         (iii) To include any material information with respect
                               to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this Offering.

         (b) Acceleration of Effective Date. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under
Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) Incorporation of Subsequent Exchange Act Documents. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-2 and authorized this registration statement, as amended, to be signed on its behalf by the undersigned, in the city of Columbia, state of South Carolina, on October 11, 2002.

                                    UCI MEDICAL AFFILIATES, INC.

                                    By: /S/ JERRY F. WELLS, JR.
                                    -------------------------------------------
                                    Jerry F. Wells, Jr.
                                    Chief Financial Officer, Executive Vice
                                    President of Finance, and Corporate
                                    Secretary (principal financial and
                                    accounting officer)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                            Title                                   Date
        ---------                            -----                                   ----
/S/ JERRY F. WELLS, JR.         Chief Financial Officer, Executive Vice         October 11, 2002
-----------------------         President of Finance, and Corporate
Jerry F. Wells, Jr.             Secretary (principal financial and
                                accounting officer)

         *                      Chairman of the Board, President and            October 11, 2002
---------------------------     Chief Executive Officer
M.F. McFarland, III, M.D.

         *                      Director                                        October 11, 2002
---------------------------
Harold H. Adams, Jr.

         *                      Director                                        October 11, 2002
---------------------------
Charles M. Potok

         *                      Director                                        October 11, 2002
---------------------------
Thomas G. Faulds

         *                      Director                                        October 11, 2002
---------------------------
Ashby M. Jordan, M.D.

         *                      Director                                        October 11, 2002
---------------------------
A. Wayne Johnson

         *                      Director                                        October 11, 2002
---------------------------
John M. Little, Jr., M.D.


*By   /S/ JERRY F. WELLS,JR.                                                    October 11, 2002
   ---------------------------
         Jerry F. Wells, Jr.
  (attorney-in-fact for each of the
           persons listed)

INDEX TO EXHIBITS

      Exhibit
      Number        Description
      ------        -----------

      5.1     --    Opinion of Nexsen Pruet Jacobs & Pollard, LLC, filed as
                    Exhibit 5.1 on the Form S-2 filed on June 7, 2001
      10.1    --    Facilities Agreement dated May 8, 1984 by and between UCI
                    Medical Affiliates of South Carolina, Inc. ("UCI-SC") and
                    Doctor's Care, P.A., as amended September 24, 1984 and
                    January 13, 1995, filed as Exhibit 10.1 on the Form 10-K/ASB filed for fiscal year 1996
      10.2    --    Amendment No. 3 dated September 17, 1996, to the Facilities
                    Agreement listed as Exhibit 10.1 to this filing, filed as
                    Exhibit 10.2 on the Form 10-K/ASB filed for fiscal year 1997
      10.3    --    Employment Agreement dated October 1, 1995 between UCI-SC
                    and M.F. McFarland, III, MD, filed as Exhibit 10.4 on the
                    Form 10-K/ASB filed for fiscal year 1995
      10.4    --    Employment Agreement dated October 1, 1995 between Doctor's
                    Care, P.A. and M.F. McFarland, III, MD, filed as Exhibit
                    10.5 on the Form 10-K/ASB filed for fiscal year 1995
      10.5    --    Lease and License Agreement dated March 30, 1994 between
                    Doctor's Care, P.A. and Blue Cross Blue Shield of South
                    Carolina, filed as Exhibit 10.8 on the Form 10-K/ASB filed for fiscal year 1995
      10.6    --    Note Payable dated February 28, 1995 between UCI-SC, as
                    payor, and Companion Property and Casualty Insurance
                    Company, as payee, filed as Exhibit 10.8 on the Form
                    10-K/ASB filed for fiscal year 1997
      10.7    --    Revolving Line of Credit dated November 11, 1996 between
                    Carolina First Bank and UCI, filed as Exhibit 10.9 on the
                    Form 10-K/ASB filed for fiscal year 1997
      10.8    --    Stock Option Agreement dated March 20, 1996 between UCI and
                    Harold H. Adams, Jr., filed as Exhibit 10.10 on the Form
                    10-K/ASB filed for fiscal year 1997
      10.9    --    Stock Option Agreement dated March 20, 1996 between UCI and
                    Russell J. Froneberger, filed as Exhibit 10.11 on the Form
                    10-K/ASB filed for fiscal year 1997
      10.10   --    Stock Option Agreement dated March 27, 1997 between UCI and
                    Charles P. Cannon, filed as Exhibit 10.12 on the Form
                    10-K/ASB filed for fiscal year 1997
      10.11   --    Stock Option Agreement dated March 27, 1997 between UCI and
                    Thomas G. Faulds, filed as Exhibit 10.13 on the Form
                    10-K/ASB filed for fiscal year 1997
      10.12   --    Stock Option Agreement dated March 27, 1997 between UCI and
                    Ashby Jordan, MD, filed as Exhibit 10.14 on the Form
                    10-K/ASB filed for fiscal year 1997
      10.13   --    Stock Option Agreement dated March 27, 1997 between UCI and
                    Charles M. Potok, filed as Exhibit 10.15 on the Form
                    10-K/ASB filed for fiscal year 1997
      10.14   --    UCI Medical Affiliates, Inc. Incentive Stock Option Plan,
                    filed as Exhibit 10.9 on the Form 10-K/ASB filed for fiscal year 1995
      10.15   --    Consulting Agreement dated December 10, 1996 between UCI and
                    Global Consulting, Inc., filed as Exhibit 10.17 on the Form
                    10-K/ASB filed for fiscal year 1997
      10.16   --    Amendment dated August 10, 1998 to Employment Agreement
                    dated October 6, 1995 between Doctor's Care, P.A. and M.F.
                    McFarland, III, MD, filed as Exhibit 10.18 on the Form
                    10-QSB filed for fiscal year 1998
      10.17   --    Administrative Services Agreement dated April 24, 1998 by
                    and between Doctor's Care of Georgia, P.C. and UCI Medical
                    Affiliates of Georgia, Inc., filed as Exhibit 10.19 on the
                    Form 10-QSB filed for the quarter ended March 31, 1998
      10.18   --    Administrative Services Agreement dated April 24, 1998 by
                    and between Doctor's Care of Tennessee, P.C. and UCI Medical
                    Affiliates of Tennessee, Inc., filed as Exhibit 10.20 on the
                    Form 10-QSB filed for the quarter ended March 31, 1998
      10.19   --    Administrative Services Agreement dated August 11, 1998 by and between UCI Medical Affiliates of South Carolina, Inc.
                    and Doctor's Care, P.A., filed as Exhibit 10.21 on the Form
                    10-K/ASB filed for the fiscal year 1997
      10.20   --    Stock Purchase Option and Restriction Agreement dated
                    August 11, 1998 by and among M.F. McFarland, III, MD; UCI
                    Medical Affiliates of South Carolina, Inc.; and Doctor's
                    Care, P.A., filed as Exhibit 10.22 on the Form 10-K/ASB
                    filed for the fiscal year 1998
      10.21   --    Stock Purchase Option and Restriction Agreement dated
                    September 1, 1998 by and among D. Michael Stout, MD; UCI
                    Medical Affiliates of Georgia, Inc.; and Doctor's Care of
                    Georgia, P.C., filed as Exhibit 10.23 on the Form 10-K/ASB filed for the fiscal year 1998
      10.22   --    Stock Purchase Option and Restriction Agreement dated July
                    15, 1998 by and among D. Michael Stout, MD; UCI Medical
                    Affiliates of Georgia, Inc.; and Doctor's Care of Tennessee,
                    P.C., filed as Exhibit 10.24 on the Form 10-K/ASB filed for the fiscal year 1998
      10.23   --    Acquisition Agreement and Plan of Reorganization dated
                    February 9, 1998, by and among UCI Medical Affiliates of
                    Georgia, Inc.; UCI Medical Affiliates, Inc.; MainStreet
                    Healthcare Corporation; MainStreet Healthcare Medical Group,
                    P.C.; MainStreet Healthcare Medical Group, P.C.; Prompt Care
                    Medical Center, Inc.; Michael J. Dare; A. Wayne Johnson;
                    Penman Private Equity and Mezzanine Fund, L.P.; and Robert
                    G. Riddett, Jr. , filed as Exhibit 2 on the Form 8-K filed
                    February 17, 1998

      10.24   --    First Amendment to Acquisition Agreement and Plan of
                    Reorganization (included as Exhibit 10.25 hereof) dated
                    April 15, 1998, filed as Exhibit 2.1 on the Form 8-K/A filed
                    April 20, 1998
      10.25   --    Second Amendment to Acquisition Agreement and Plan of
                    Reorganization (included as Exhibit 10.25 hereof) dated May
                    7, 1998, filed as Exhibit 2.2 on the Form 8-K/A filed May
                    28, 1998
      10.26   --    Conditional Delivery Agreement dated effective as of May 1,
                    1998, by and among UCI Medical Affiliates, Inc.; UCI Medical
                    Affiliates of Georgia, Inc.; and MainStreet Healthcare
                    Corporation, filed as Exhibit 2.3 on the Form 8-K/A filed
                    July 24, 1998
      10.27   --    Amendment to Conditional Delivery Agreement dated as of July
                    21, 1998, by and among UCI Medical Affiliates, Inc.; UCI
                    Medical Affiliates of Georgia, Inc.; and MainStreet
                    Healthcare Corporation, filed as Exhibit 2.4 on the Form
                    8-K/A filed July 24, 1998
      10.28   --    Second Amendment to Conditional Delivery Agreement dated as of December 7, 1998, by and among UCI Medical Affiliates,
                    Inc.; UCI Medical Affiliates of Georgia, Inc.; and
                    MainStreet Healthcare Corporation, filed as Exhibit 2.5 on the Form 8-K/A filed December 7, 1998
      10.29   --    Amended Employment Agreement dated August 19, 1999 between
                    UCI Medical Affiliates of South Carolina, Inc. and M.F.
                    McFarland, III, M.D., filed as Exhibit 10.31 on Form 10-K/A filed for fiscal year 1999
      10.30   --    Second Amended Employment Agreement dated August 19, 1999
                    between Doctor's Care, P.A. and M.F. McFarland, III, M.D., filed as Exhibit 10.32 on Form 10-K/A filed for fiscal year
                    1999
      10.31   --    Order of Confirmation of UCI Medical Affiliates, Inc. dated
                    August 7, 2002, filed as Exhibit 2.1 on the Form 8-K filed
                    August 16, 2002
      10.32   --    Order of Confirmation of UCI Medical Affiliates of South
                    Carolina, Inc. dated August 7, 2002, filed as Exhibit 2.2 on the Form 8-K filed August 16, 2002
      10.33   --    Order of Confirmation of UCI Medical Affiliates of Georgia,
                    Inc. dated August 7, 2002, filed as Exhibit 2.3 on the Form
                    8-K filed August 16, 2002
      10.34   --    Order of Confirmation of Doctor's Care, P.A. dated August 8,
                    2002, filed as Exhibit 2.4 on the Form 8-K filed August 16,
                    2002
      10.35   --    Order of Confirmation of Doctor's Care of Tennessee, P.C.
                    dated August 6, 2002, filed as Exhibit 2.5 on the Form 8-K filed August 16, 2002
      10.36   --    Order of Confirmation of Doctor's Care of Georgia, P.C.
                    dated August 7, 2002, filed as Exhibit 2.6 on the Form 8-K filed August 16, 2002
      10.37   --    Plan of Reorganization for UCI Medical Affiliates, Inc.,
                    filed as Exhibit 2.7 on the Form 8-K filed August 16, 2002
      10.38   --    Plan of Reorganization for UCI Medical Affiliates of South
                    Carolina, Inc., filed as Exhibit 2.8 on the Form 8-K filed
                    August 16, 2002
      10.39   --    Plan of Reorganization for UCI Medical Affiliates of
                    Georgia, Inc., filed as Exhibit 2.9 on the Form 8-K filed
                    August 16, 2002
      10.40   --    Plan of Reorganization for Doctor's Care, P.A., filed as
                    Exhibit 2.10 on the Form 8-K filed August 16, 2002
      10.41   --    Plan of Reorganization for Doctor's Care of Tennessee, P.C.,
                    filed as Exhibit 2.11 on the Form 8-K filed August 16, 2002
      10.42   --    Plan of Reorganization for Doctor's Care of Georgia, P.C.,
                    filed as Exhibit 2.12 on the Form 8-K filed August 16, 2002
      10.43   --    Joint Disclosure Statement filed as of May 3, 2002, filed as
                    Exhibit 2.13 on the Form 8-K filed August 16, 2002
      10.44   --    Addendum to Joint Disclosure Statement and Plans of
                    Reorganization filed as of June 14, 2002, filed as Exhibit
                    2.14 on the Form 8-K filed August 16, 2002
      10.45   --    Second Addendum to Plans of Reorganization filed as of July
                    29, 2002, filed as Exhibit 2.15 on the Form 8-K filed August
                    16, 2002
      13.1    --    Our Annual Report on Form 10-K for the fiscal year ended
                    September 30, 2001, as filed with the SEC on February 6,
                    2002
      13.2    --    Our Quarterly Report on Form 10-Q for the quarter ended
                    December 31, 2001, as filed with the SEC on February 14,
                    2001
      13.3    --    Our Quarterly Report on Form 10-Q for the quarter ended
                    March 31, 2002, as filed with the SEC on May 14, 2002
      13.4    --    Our Quarterly Report on Form 10-Q for the quarter ended
                    June 30, 2002, as filed with the SEC on August 7, 2002
      16.1    --    Letter re: Change in Certifying Accountant, contained in
                    Exhibit 16 on the Form 8-K filed on November 29, 2001
      20.1    --    Our Current Report on Form 8-K, as filed with the SEC on
                    November 9, 2001
      20.2    --    Our Current Report on Form 8-K, as filed with the SEC on
                    December 3, 2001
      20.3    --    Our Current Report on Form 8-K, as filed with the SEC on
                    August 5, 2002
      23.1    --    Consent of Nexsen Pruet Jacobs & Pollard, LLC, contained in
                    Exhibit 5.1 on the Form S-2 filed on June 7, 2001
      23.2    --    Consent of Scott McElveen, LLP
      23.3    --    Consent of PricewaterhouseCoopers, LLP
      24.1    --    Powers of Attorney (filed as part of the signature page to our Amendment No. 3 to Form S-2 Registration Statement filed with the SEC on December 13, 2001)